Exhibit 99.3

CONSENT OF LAURA A. PHILLIPS

Aptorum Group Limited intends to file a proxy statement/prospectus on Form S-4 (together with any amendments or supplements thereto, the “Registration Statement”), registering securities for issuance in connection with tis domestication. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: October 6, 2025

/s/ Laura A. Philips
Laura A. Philips